Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between Freescale Semiconductor, Inc., (the “Company”) and Michel Mayer (“Executive”) dated as of the 12th day of February, 2008, and confirms the agreement that has been reached with the Executive in connection with his resignation from the Company.

RECITALS

WHEREAS, Executive is employed by the Company as its Chief Executive Officer pursuant to an Employment Agreement dated December 1, 2006 (the “Employment Agreement”); and

WHEREAS, Executive serves as Chairman of the Board of Directors of the Company (the “Board”) and as Chairman of the Board of Directors (the “Parent Board”) of Freescale Holdings GP, Ltd. (“Parent”), the indirect parent entity of the Company; and

WHEREAS, in order to avoid doubts and controversy relating to the nature of Executive’s separation and the payments and benefits due to him as a consequence thereof and to resolve amicably any and all disagreements and matters arising out of or relating in any way to Executive’s and the Company’s relationship.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Resignation of Employment.

(a) Upon execution of this Agreement, Executive agrees to resign from employment with the Company, effective as of May 1, 2008 (the “Date of Separation”), at which time Executive’s employment with the Company shall cease. The Company shall continue to pay Executive at his current rate of base salary and continue all of his benefits and perquisites through the Date of Separation, in accordance with the Company’s current payroll and executive employment practices. Upon a date designated by the Board (the “Date of Resignation”), which date may be prior to the Date of Separation, Executive shall resign from his position as Chief Executive Officer of the Company and as a member of the Board and the Parent Board, and from his service as a director or employee of any affiliate or subsidiary of the Company or Parent, to the extent, if any, he was employed or served in any such capacity. Between the period beginning on the Date of Resignation and ending on the Date of Separation, Executive shall serve as an interim advisor to the Board regarding transition issues. Upon request of the Company, Executive agrees to execute such documents and take such action as may be necessary or desirable to effectuate the foregoing; however, should Executive not execute such documents, he shall nevertheless be deemed to have resigned from all such positions and capacities on the date requested by the Company.

(b) On or about the Date of Separation, Executive shall return to the Company all Company property in his possession or use, including, without limitation, all fax machines, printers, cell phones, credit cards, building-access cards and keys and other electronic equipment, except that Executive may keep his laptop computer, provided that the Company shall disconnect and discontinue such computer’s connection with the Company’s computer network system, and provided further that at the Company’s request, Executive shall return to the Company any software or other data from such computer, however stored, relating to “Confidential Information” as defined in Section 10(a) of the Employment Agreement.

(c) Executive and the Company acknowledge and agree that on February 8, 2008, they jointly announced that Executive has elected to leave the Company to pursue other interests by issuing a press release and that all future statements or communications by the parties shall be consistent with that press release.

(d) Other than as set forth in this Agreement, upon the Date of Separation, Executive shall not receive any base salary, annual bonus, long term incentive award, welfare, retirement, perquisite, fringe benefit, or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company, or any severance payment or benefit to be received under any severance benefit plans, practices, policies or programs, or any vacation or expense reimbursement; however, Executive shall receive all benefits and conversion rights, at the applicable time, earned, due or applicable under the terms of Company benefit or retirement plans. Without limiting the generality of the foregoing, except as specifically set forth in this Agreement and except as set forth in the (i) Investors Agreement by and among Freescale Holdings L.P., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Corporation and Certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006 (the “Investors Agreement”), (ii) the Agreement of Exempted Limited Partnership of Freescale Holdings L.P., a Cayman Islands exempted limited partnership, date December 1, 2006, as amended from time to time (the “Partnership Agreement”) and (iii) the Registration Rights Agreement by and among Freescale Holdings L.P. and Certain Freescale Holdings L.P. Investors, dated as of December 1, 2006 (the “Registration Rights Agreement”), in each case, solely with respect to Executive’s Class A Interests (as defined in the Partnership Agreement) and vested Class B Interests (as defined in the Partnership Agreement) (“Continuing Equity Related Rights”), Executive will have no rights under the Employment Agreement, the Investors Agreement, the Registration Rights Agreement, the Freescale Holdings L.P. 2006 Interest Plan (the “Interest Plan”); the Freescale Holdings L.P. Award Agreement by and between Freescale Holdings L.P., a Cayman Islands limited partnership and Executive, dated December 1, 2006 (the “Award Agreement”), the Company’s Senior Officer Change in Control Severance Plan (the “CIC Severance Plan”) or any other agreement, contract, plan, practice, policy or program of the Company. The Company shall repurchase from Executive 5,000 Class A limited partnership interests of Freescale Holdings L.P., on such terms and conditions as shall be set forth in a definitive stock repurchase agreement which shall be executed no later than 15 business days after the date hereof.

2. Accrued Payments. The Company shall pay to Executive $80,006.25 in a lump sum cash payment by the regular payroll date following the Date of Separation, as payment for Executive’s vacation or paid time off or annual leave days, as applicable, accrued but not taken as of the Date of Separation.

3. Payments and Benefits.

(a) Following execution of this Agreement and only if the Release set forth in Section 6(a) of this Agreement is not revoked pursuant to Section 6(b), Executive will be entitled to the following payments and benefits which will be paid or provided to him within ten (10) days following the Date of Separation:

(i) As of the date of this Agreement, Executive is vested in 33,331.795 Class B Interests and as of the Date of Separation, Executive shall become fully vested in an additional 47,212.433 Class B Interests, which represents a pro rata portion of any outstanding and unvested Equity Awards (as such term is defined in the Employment Agreement) held by Executive as of the Date of Separation that would have vested in 2008 (the fiscal year in which the Date of Separation occurs), such portion equal to the number that would have so vested multiplied by a fraction, the numerator of which is the number of days in such year through the Date of Separation and the denominator of which is 365, and that portion of such Equity Awards that would have become vested on December 1, 2009 (i.e., in the one-year period following fiscal year 2008). Such Class B Interests shall remain governed in all respects by the applicable terms and conditions of the Investors Agreement, Partnership Agreement, Registration Rights Agreement, Interest Plan, and the Award Agreement. All Class B Interests held by Executive that are not vested as of the Date of Separation shall be forfeited as of such date and no payment shall be made with respect thereto.

(ii) The Company shall pay Executive a cash lump sum of $488,836, which shall represent his prorated target bonus with respect to 2008, the fiscal year in which the Date of Separation occurs;

(iii) The Company shall pay Executive a cash lump sum severance payment of $7,200,000; and

(iv) In order to assist the Company in ensuring that the Executive is fully aware of his duties and obligations under this Agreement, and as set forth in Sections 6(b) and 10 below, Executive has retained counsel and the Company shall promptly pay Executive’s counsel for reasonable legal fees and related expenses so incurred.

(b) 2007 Annual Bonus. The Company shall pay Executive a cash lump sum of $1,462,500, which shall represent his bonus earned with respect to 2007, at such time as such bonuses are paid to the Company’s senior executives generally.

(c) Continuing Welfare Benefits. If the Release set forth in Section 6(a) of this Agreement is not revoked pursuant to Section 6(b), the Company shall, for three (3) years after the Date of Separation, continue health, medical, life and long-term disability insurance benefits to Executive and/or Executive’s family at least equal to those that would have been provided in accordance with the health, medical, life and long-term disability insurance plans, programs, practices and policies of the Company as in effect on the date hereof; provided, however, that, if Executive becomes reemployed with another employer and becomes eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. If the terms of the applicable plan, program, practice or policy do not permit the participation of Executive or Executive’s family, the Company shall take all steps necessary to continue to provide the benefits described above on the same after-tax basis as if such benefits were provided under such plan, program, practice or policy of the Company.

(d) Gross-Up Payment. The Company shall, at the time and in accordance with Section 4.3 of the CIC Severance Plan, pay to Executive the “Gross-Up Payment” as defined in such Section. The parties’ rights under Section 4.3 of the CIC Severance Plan are incorporated by reference herein.

(e) Relocation Expenses. The Company shall pay Executive a lump sum cash reimbursement payment in respect of reasonable relocation expenses incurred by Executive within the one-year period following the Date of Separation for the relocation of Executive and his family, and their personal belongings, from the Austin, Texas area to France. The Company shall promptly provide such reimbursement payment upon Executive’s presentation of proper and customary documentation with respect to such reasonable relocation expenses.

4. No Other Payments or Benefits. Executive acknowledges and agrees that, other than the payments and benefits expressly set forth in this Agreement, Executive has received all compensation to which he is entitled from the Company, is not entitled to any other payments or benefits from the Company.

5. Covenants.

(a) Executive agrees that following the Date of Separation, he will continue to be bound by Section 10 of the Employment Agreement, Exhibit A to the Award Agreement, and the Stock Option/Restricted Stock Unit Consideration Agreement between Executive and the Company under the Company’s Omnibus Incentive Plan of 2005 (the “Consideration Agreement”), each of which sets forth obligations regarding confidential information, work product and inventions and restrictive covenants, including but not limited to provisions relating to nonsolicitation of employees and noncompetition and solicitation of business (collectively, the “Obligations”).

(b) Executive acknowledges that in addition to such other remedies as may be available to the Company at law or in equity or as provided in the Investors Agreement or this Agreement (including but not limited to injunctive relief and the Company’s ability to enforce its rights by an action for specific performance to the extent permitted by law, without posting a bond), any violation of the Obligations will result in (i) the immediate forfeiture of all Class B Interests held by Executive and (ii) the Company having the right, in accordance with the Consideration Agreement (to the extent applicable), to recover certain proceeds received by Executive upon exercise of options to acquire Company stock or vesting of restricted Company stock or stock units including, but not limited to, proceeds received with respect to such equity awards in connection with Freescale Holdings L.P.’s acquisition of the Company.

6. Release.

(a) Executive hereby voluntarily, knowingly and willingly releases and forever discharges Parent, the Company, and each of their respective subsidiaries and affiliates, and each of their respective officers, directors, partners, members, shareholders, employees, attorneys, representatives and agents, and each of their predecessors, successors and assigns (collectively, the “Company Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them Executive or Executive’s executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever (a) arising prior to the time Executive signs this Agreement; (b) arising out of or relating to Executive’s employment with the Company, service as a member of the Board or Parent Board or the termination thereof; (c) arising out of or relating to the Employment Agreement, the CIC Severance Plan, or any other agreement, contract, plan, practice, policy or program of the Company; or (d) arising prior to the time Executive signs this Agreement, out of or relating to the Investors Agreement, the Partnership Agreement, the Registration Rights Agreement, the Interest Plan or the Award Agreement. This release includes, but is not limited to, any rights or claims arising under any statute, including the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the federal Age Discrimination in Employment Act of 1967 or any other foreign, federal, state or local law or judicial decision, including, but not limited to, the Texas Commission on Human Rights Act, and any rights or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and any of the Company Releasees. The foregoing Release shall not apply to (i) claims that cannot be released under applicable law; (ii) legally mandated benefits; (iii) vested benefits, if any, under any qualified or nonqualified savings and pension plans in which Executive may have participated during his employment with the Company including 401(k) plans; (iv) Executive’s Continuing Equity Related Rights; (v) Executive’s right to enforce the terms of this Agreement; and (vi) Executive’s rights to indemnification and insurance coverage under Section 13 of the Employment Agreement. Executive represents that Executive has no complaints, charges or lawsuits pending against the Company or any of the Company Releasees.

(b) Executive has been provided, and after consultation with counsel, has knowingly and voluntarily waived a twenty-one (21) day period in which to consider the Release and shall have seven (7) additional days from the date of execution to revoke his consent to the Release set forth in Section 6(a). Any such revocation shall be made in writing so as to be received by the Company prior to the eighth (8th) day following Executive’s execution of this Agreement. If no such revocation occurs, the Release shall become effective on the eighth (8th) day following Executive’s execution of this Agreement.

(c) The Company acknowledges that as of the date of this Agreement, neither the Company nor the Board is aware of any claim or cause of action (a) arising out of or relating to Executive’s employment with the Company, service as a member of the Board or Parent Board or the termination thereof; (b) arising out of or relating to the Employment Agreement; or (c) arising prior to the time the Company signs this Agreement, out of or relating to the Investors Agreement, the Partnership Agreement, the Registration Rights Agreement, the Interest Plan or the Award Agreement.

7. No Right to Seek Re-Employment. Executive agrees that Executive will not apply for or otherwise seek employment with the Company or any of the Company Releasees at any time in the future.

8. Non-Disparagement. Executive will not directly or indirectly make, or cause to be made, any statement, observation or opinion, disparaging the business, goodwill or reputation of the Company or any of the Company Releasees. Neither the Company formally nor any director or officer of the Company will directly or indirectly make, or cause to be made, any statement, observation or opinion, disparaging the reputation of Executive.

9. Cooperation.

(a) During and after the Date of Separation, Executive shall reasonably cooperate with the Company, Parent, or any of their respective parents, subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees concerning requests for information about: (A) the business of the Company, Parent or their subsidiaries or affiliates or Executive’s involvement and participation therein, and (B) in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation shall include, but not be limited to, taking into account Executive’s obligations to any successor employer or entity to which he provides services, being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. Executive shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

(b) Nothing in this Agreement is intended to or shall preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, in which event Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

10. Knowing and Voluntary Agreement. The Company advises Executive to consult with an attorney of Executive’s choosing prior to signing this Agreement. Executive represents that Executive has had the opportunity to review this Agreement and, specifically, the Release in Section 6 of this Agreement, with an attorney of Executive’s choice. Executive also agrees and acknowledges that Executive is receiving benefits to which he would not otherwise be entitled unless Executive signs this Agreement, that Executive voluntarily consented to the Release set forth in Section 6 of this Agreement and that Executive has entered into this Agreement freely, knowingly and voluntarily.

11. No Admission. The Company’s offer to Executive of this Agreement and the payments and benefits set forth herein are not intended to, and shall not be construed as, any admission of liability by the Company or any of the Company Releasees to Executive or of any improper conduct on the Company’s part, all of which the Company specifically denies.

12. Rights of the Parties.

(a) Nothing in this Agreement shall affect or impair any right the Company may have, including any right under the Employment Agreement, the Investors Agreement, the Partnership Agreement, the Registration Rights Agreement, the Interest Plan, the CIC Severance Plan, the Award Agreement or any other agreement, contract, plan, practice, policy or program of the Company.

(b) Nothing in this Agreement shall affect or impair any right Executive may have, including any right under the Employment Agreement, the Investors Agreement, the Partnership Agreement, the Registration Rights Agreement, the Interest Plan, the CIC Severance Plan, the Award Agreement or any other agreement, contract, plan, practice, policy or program of the Company, in each case only to the extent preserved by this Agreement.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in that state, without reference to its principles of conflicts of law.

14. Arbitration.

(a) Any controversy or claim by or between Executive and the Company arising from or relating to this Agreement, or any dispute as to the arbitrability of a matter under this provision, shall be settled by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures; provided that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. Any arbitration proceeding brought under this Agreement shall be conducted in Texas before a panel of three arbitrators. The arbitrators, in rendering an award in any arbitration conducted pursuant to this provision, shall issue a reasoned award stating the findings of fact and conclusions of law on which it is based. Any judgment or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrators may be entered, enforced or appealed from in any court having jurisdiction thereof, subject to Section 14(b). Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C.§ 1 et seq. In any arbitration proceedings under this Agreement, each party shall pay all of its, his or her own legal fees, including counsel fees, but AAA filing fees and arbitrator compensation shall be paid pursuant to the AAA Employment Arbitration Rules and Mediation Procedures unless otherwise provided by law for a prevailing party. This arbitration provision shall not apply with respect to any application by the Company for injunctive relief under Section 5 of this Agreement, or with respect to the Obligations.

(b) Executive hereby expressly consents to the personal jurisdiction of the state court in Travis County, Texas and federal courts located in the State of Texas for any lawsuit filed there against Executive by the Company arising from or related to this Agreement, including, without limitation, Executive’s employment with and separation from the Company. Should any action under or related to this Agreement be filed in state court in Texas, it will be filed only in Travis County, Texas. Each of the parties hereto irrevocably waives any and all right to a trial by jury in any legal proceeding arising out of or related to this Agreement.

15. Miscellaneous.

(a) This Agreement sets forth the entire understanding of the Company and Executive and, except for the terms of the Employment Agreement that explicitly survive pursuant to this Agreement, this Agreement supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof. This Agreement shall not be modified or amended except by written agreement of Executive and the Company.

(b) The provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns. Nothing in this Agreement shall be construed to give any rights to any third parties to enforce the terms of this Agreement, except that third parties who are intended beneficiaries of either the Release of claims contained in Section 6 of this Agreement or any of the Obligations shall be entitled to enforce such releases and covenants as against or involving them.

(c) All the terms and conditions of this Agreement shall be considered as separate terms and conditions. In the event any term or condition of this Agreement is determined to be invalid, prohibited or unenforceable by a court or other body of competent jurisdiction, this Agreement shall be construed as if such invalid, prohibited or unenforceable term or condition has been more narrowly drawn so as not to be invalid, prohibited or unenforceable. Notwithstanding the foregoing sentence, in the event that any term or condition contained in this Agreement should be determined to be invalid, prohibited or unenforceable, the validity, legality and enforceability of the remaining terms or conditions contained in this Agreement shall not in any way be affected or impaired thereby.

(d) No waiver of any one or more of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any succeeding breach of any of such terms, conditions or obligations or of any of the other terms, conditions or obligations of this Agreement. No failure or delay by any party at any time to enforce one or more of the terms, conditions or obligations of this Agreement shall constitute a waiver of such terms, conditions or obligations or shall preclude such party from requiring performance by any of the other parties at any time.

(e) This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) IN WITNESS WHEREOF, the parties have executed this Agreement as of February 12, 2008.

FREESCALE SEMICONDUCTOR, INC.

By:	/s/ John Torres
Title:	Sr. VP & General Counsel

EXECUTIVE

/s/ Michel Mayer
MICHEL MAYER